CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions ‘Financial Highlights," "Independent Registered Public Accounting Firm and Legal Counsel" and "Financial Information" and to the use of our report on Nicholas II, Inc. dated November 17, 2004 in the Registration Statement (Form N-1A) of Nicholas II, Inc. and its incorporation by reference in the related Prospectus and Statement of Additional Information filed with the Securities and Exchange commission in this Post-Effective Amendment No. 23 to the Registration Statement under the Securities Act of 1933 (File No. 2-85030) and in this Amendment No. 23 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-3851).

ERNST & YOUNG LLP

Chicago, Illinois

January 27, 2005